Exhibit 99.1

THE TILE SHOP REPORTS THIRD QUARTER 2014 RESULTS;

ANNOUNCES CEO TRANSITION

— 10.6% Sales Growth —
— Comparable Store Sales Growth of 0.6% —
— 16 Stores Opened in 2014 Q3 YTD —
— 2014 EPS Guidance Updated —
— Board of Directors unanimously approves the promotion of Chris Homeister to CEO effective January 1, 2015 —

MINNEAPOLIS – October 28, 2014 – Tile Shop Holdings, Inc. (NASDAQ: TTS) (the “Company”), a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories, today announced results for its third quarter ended September 30, 2014.

Net sales grew 10.6% to $62.8 million for the quarter ended September 30, 2014 compared with $56.8 million for the third quarter of 2013. The $6.0 million increase in sales was driven by incremental net sales of $5.7 million from stores not included in the comparable store base and comparable store sales growth of 0.6% or $0.3 million in the quarter. Sales at both new and existing stores continued to be impacted during the third quarter by mid-single digit year-over-year declines in existing home sales.

The Company also announced that founder and Chief Executive Officer Robert Rucker will retire as CEO effective January 1, 2015 and be replaced by current Chief Operating Officer Chris Homeister, who was unanimously approved by the Board of Directors for promotion to CEO and will join the Board of Directors early next year. The Company acknowledges the significant contributions of Mr. Rucker, and he will remain with the Company full time through August 1, 2015 as an advisor and will also remain on the Board of Directors.

“I am very proud of the business that we have built over the past 29 years where we currently have 105 stores in 30 states and feel that we are just getting started on our path to being the leading national specialty tile retailer,” stated Robert Rucker. “Our management team has never been stronger, and I am absolutely confident that Chris is more than ready to lead the Company as we move forward.”

“I am extremely honored by the opportunity to lead the Company as CEO,” stated Chris Homeister. “Bob has built a tremendous business and established a great foundation for all of us to build upon. While there have been many accomplishments for the business in the past year, for a variety of reasons we have fallen short of our own and external expectations in 2014. My focus as we move forward will be on returning the Company to higher levels of growth and profitability. The proven strength of The Tile Shop model with customers has been clear for nearly 30 years, but we have many opportunities for improvement as we scale the business nationally.”

Gross margin was 69.2% for the quarter. The modest decline from first half gross margin of 69.8% was driven by a slight increase in promotional activity during the quarter intended to generate traffic and sales in a challenged industry sales environment. The promotional activity was most meaningful during the 4th of July and Labor Day holiday weekends when consumer interest in the flooring category is more pronounced.

Selling, general and administrative costs for the third quarter were $39.8 million compared with $32.2 million for the third quarter of 2013. The majority of the $7.6 million increase was driven by the costs associated with opening and operating new stores, as third quarter ending store count increased from 80 to 104, a 30 percent increase from the prior year.

For the nine months ended September 30, 2014, net sales grew 12.9% to $193.9 million in 2014 compared with $171.8 million in 2013. Comparable store sales for the nine month period declined 0.5%. For the nine month period, the two year increase in comparable store sales was 12.6%.

The Company opened six new stores in the third quarter, with four in existing markets (Mentor, OH; Montgomeryville, PA; North Charlotte, NC; and Geneva, IL) and two in new markets (Colonie, NY; Cordova, TN). With the opening of the Wexford, PA store in October, the Company now has 105 locations in 30 states. The Company also noted that it relocated its Westland, MI store during the quarter to Canton, MI.

Non-GAAP Information

The Company presents non-GAAP net income and Adjusted EBITDA to provide useful information to investors regarding the Company’s normalized operating performance.

On a non-GAAP basis, net income for the quarter was $1.6 million, compared to $4.2 million in the comparable prior year period. Non-GAAP earnings per diluted share for the quarter ended September 30, 2014 were $0.03. Non-GAAP earnings per diluted share for the quarter ended September 30, 2013 were $0.08 per share.

See the “Non-GAAP Net Income” table and the “Non-GAAP Financial Measures” section below for a reconciliation of non-GAAP to GAAP earnings.

Non-GAAP Net Income ($ in thousands, except share and per share data)	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Reported income (loss) before income taxes	$2,510	$6,807	$15,072	$(26,047)
Change in fair value of warrants	-	-	-	54,219
Investigation and litigation related costs	191	251	1,544	1,276
Non-GAAP net income before taxes	2,701	7,058	16,616	29,448
Provision for income taxes	(1,083)	(2,823)	(6,646)	(11,779)
Non-GAAP net income	$1,618	$4,235	$9,970	$17,669

Weighted average basic shares outstanding	51,016,487	50,911,104	51,006,610	49,129,577
Weighted average diluted shares outstanding	51,066,497	51,892,028	51,103,216	49,129,577
Basic earnings per share	$0.03	$0.08	$0.20	$0.36
Diluted earnings per share	$0.03	$0.08	$0.20	$0.36

For the quarter, Adjusted EBITDA was $10.0 million compared to $12.7 million in the same period of the prior year. The Company’s Adjusted EBITDA excludes non-recurring items, as further described in “Non-GAAP Financial Measures” below. See the “Adjusted EBITDA” table and “Non-GAAP Financial Measures” section below for a reconciliation of net income to Adjusted EBITDA.

Adjusted EBITDA ($ in thousands)	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Net income (loss)	$1,504	$4,050	$9,041	$(37,083)
Interest expense	906	780	2,352	1,869
Income taxes	1,006	2,757	6,031	11,036
Change in fair value of warrants	-	-	-	54,219
Depreciation and amortization	5,076	3,703	14,302	10,154
Investigation and litigation related costs	191	251	1,544	1,276
Stock-based compensation	1,284	1,127	3,910	3,391
Adjusted EBITDA	$9,967	$12,668	$37,180	$44,862

Financial Guidance

The Company is providing updated expectations for full year 2014, based on past performance, anticipated new store openings and current economic conditions.

“Given the lack of proven traction in certain macro factors, particularly year-over-year existing home sales, we are taking a more cautious outlook for the remainder of the year,” stated Rucker. “This impacts our comparable store sales growth expectations as well as sales levels at new stores.”

For the full year ending December 31, 2014 the Company expects:

Guidance Range
Net sales	$257 to $261 million
Comparable store sales change	(1%) to 1%
Earnings per share	$0.23 to $0.25
Gross margin	approximately 69.5%
Fully diluted shares outstanding	51 million
New stores	19

Webcast and Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Tuesday, October 28, 2014. Participants may access the live webcast by visiting the Company’s investor relations website at www.tileshop.com. The call can also be accessed by dialing (844) 421-0597, or (716) 247-5787 for international participants. A webcast replay of the call will be available on the Company’s Investor Relations website at www.tileshop.com.

Additional details can be located in the filing at www.tileshop.com under the Financials – SEC Filings section of its Legal/Investors – Investor Relations page.

About Tile Shop Holdings and The Tile Shop

The Company is a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Company offers a wide selection of products, attractive prices, and exceptional customer service in an extensive showroom setting. The Company currently operates 105 stores in 30 states, with an average size of 22,500 square feet. The Company also sells its products on its website, www.tileshop.com.

Non-GAAP Financial Measures

The Company calculates Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adjusting interest expense, income taxes, depreciation and amortization, non-cash change in fair value of warrants, stock based compensation and other non-recurring items including special investigation, shareholder litigation and equity related transaction costs. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. Non-GAAP net income excludes the non-cash change in fair value of warrants and other non-recurring items including special investigation, shareholder litigation, and equity related transaction costs, net of tax.

We believe that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and our board of directors. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Our management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in our consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate our business.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plans, expected financial performance of new stores, the benefits of the Company’s operating model, and expected future cash flows. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Investors are referred to the most recent reports filed with the SEC by the Company.

Tile Shop Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
($ in thousands, except share data)

	(Unaudited)	(Audited)
	September 30, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$5,674	$1,761
Trade receivables, net	1,897	1,198
Inventories	67,287	72,067
Income tax receivable	4,344	9,528
Deferred taxes and other current assets, net	6,449	7,150
Total current assets	85,651	91,704
Property, plant and equipment, net	141,024	125,317
Deferred taxes and other assets, net	25,268	25,748
TOTAL ASSETS	$251,943	$242,769

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,638	$22,867
Other accrued liabilities	18,931	17,118
Total current liabilities	32,569	39,985
Long-term debt, net	90,400	91,646
Capital lease obligation, net	943	1,161
Deferred rent	31,247	25,560
Other long-term liabilities	3,935	4,554
TOTAL LIABILITIES	159,094	162,906

Stockholders’ equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares; issued: 51,314,005 and 51,229,720 shares	5	5
Additional paid-in-capital	173,664	169,719
Preferred stock, par value $0.0001; authorized 10,000,000 shares; issued 0 shares	-	-
Accumulated deficit	(80,820)	(89,861)
Total stockholders’ equity	92,849	79,863
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$251,943	$242,769

Tile Shop Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
($ in thousands, except share, and per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net sales	$62,806	$56,800	$193,850	$171,758
Cost of sales	19,348	16,986	58,957	50,705
Gross profit	43,458	39,814	134,893	121,053
Selling, general and administrative expenses	39,752	32,207	117,106	90,951
Income from operations	3,706	7,607	17,787	30,102
Interest expense	906	780	2,352	1,869
Change in fair value of warrants	-	-	-	54,219
Other expense	290	20	363	61
Income (loss) before income taxes	2,510	6,807	15,072	(26,047)
Provision for income taxes	(1,006)	(2,757)	(6,031)	(11,036)
Net income (loss)	$1,504	$4,050	$9,041	$(37,083)

Earnings (loss) per common share:

Basic	$0.03	$0.08	$0.18	$(0.75)
Diluted	$0.03	$0.08	$0.18	$(0.75)

Weighted average shares oustanding:

Basic	51,016,487	50,911,104	51,006,610	49,129,577
Diluted	51,066,497	51,892,028	51,103,216	49,129,577

Tile Shop Holdings, Inc. and Subsidiaries
Rate Analysis
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Gross margin rate	69.2%	70.1%	69.6%	70.5%
SG&A expense rate	63.3%	56.7%	60.4%	53.0%
Income from operations margin rate	5.9%	13.4%	9.2%	17.5%
Adjusted EBITDA margin rate	15.9%	22.3%	19.2%	26.1%

Contacts:

Investors and Media:

Adam Hauser

763-852-2950

investorrelations@tileshop.com